Exhibit 10.1

December 17, 2020

Mr. Roderick O’Reilly

[address]

Dear Rod:

As discussed, effective December 31, 2020, your employment will be transferred from Change Healthcare Technologies, LLC to Change Healthcare Canada Company in Vancouver, British Columbia, including the transfer of all accrued seniority, which you agree constitutes as valuable and sufficient consideration for entering into this Agreement. This letter agreement (“Agreement”) is intended to confirm the terms of your employment with Change Healthcare Canada Company (together with its affiliates, the “Company”).

You acknowledge that your employment offer letter with Change Healthcare Technologies, LLC, signed on February 17, 2020, is hereby terminated, as of the date of the transfer of employment to Change Healthcare Canada Company, and the terms and conditions of your employment will be governed exclusively by this Agreement and the terms, conditions and benefits regarding tax equalization as provided in your International Assignment letter dated January 1, 2020 and Change Healthcare’s International Long-Term Assignment Policy for the long-term assignment that ended on March 15, 2020, even though you are not currently on a long-term assignment. Accordingly, if any net amounts paid or advanced to you are determined to result in an overpayment, you are still required to return such overpayment to Change Healthcare. In addition, you are entitled to continuing tax return assistance for the tax years in which you were on assignment (including 2020) and tax equalization through March 15, 2020.

The details of your offer are as follows:

1.

Position and Responsibilities. You will be an overtime exempt employee, continuing to serve in the position of EVP and President, Software and Analytics. You will be based in Vancouver, British Columbia and will report to Neil de Crescenzo, CEO, or other person as may be designated by the Company from time to time. You will assume and discharge all responsibilities commensurate with such position and as your manager may direct. You acknowledge that you may be required to travel in connection with the performance of your duties.

2.	Compensation

a.	Remuneration. In consideration of your services, your remuneration will be 672,746 CAD annualized, paid on a semi-monthly basis, in accordance with the Company’s payroll practices.

b.

Annual Incentive Bonus Plan. You continue to be eligible to participate in the Change Healthcare Annual Incentive Plan (AIP), an annual incentive plan, with a target award of 85% of your annual base salary, the amount of which to be determined at the Company’s sole discretion. Annual incentive payouts are calculated based on your fiscal year-end Company performance and your individual performance and will be paid in accordance with the Company’s annual incentive plan distribution schedule.

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The payment of an AIP in one year or in a series of years does not imply or guarantee that you will continue to receive an AIP in future year(s), nor does it imply or guarantee the amount of any such future AIPs, if awarded.

The AIP is designed to reward employees for actual contributions to the performance of the Company. As such, unless otherwise mandated by applicable employment standards legislation, no notice period, whether given by you as notice of resignation or by the Company as notice of termination (or which a court or tribunal determines ought to have been given by the Company) shall extend your eligibility to receive an AIP (or any other bonus or incentive) even if your employment is terminated ‘without cause’. Accordingly, you shall have no claim or entitlement, whether at common law or otherwise, to receive compensation or damages for the loss of an AIP or any other bonus or incentive, or the opportunity to earn them.

c.

Equity. Your job continues to be eligible for consideration to participate in the Company’s Long-Term Incentive (LTI) Program. LTI awards are nominations made at the discretion of leadership based on your overall performance and contribution to the business and your expected future potential as a growth leader and are contingent upon the approval of the Board of Directors. Participation in the Long-Term Incentive program is never guaranteed and is made for limited positions at Change Healthcare. Receiving an award in a given year does not guarantee that you will receive an award every year.

3.

Overtime Eligibility. Your position is classified as overtime exempt. For all hours worked, employees classed as overtime exempt will be compensated by the established base salary and various benefits programs; employees will have no set hours of work in your position but the Company expects you to work such hours as are required to ensure timely and efficient completion of your duties.

4.

Health and Wellness. You will continue to be eligible for benefit coverage under the company’s health and welfare insurance plans commensurate with your role , in accordance with the terms of such plans, as amended by the Company or the benefit providers offering the plans from time to time. You acknowledge that the Company provides access to benefits only and does not warrant their provision.

You will be entitled to annual vacation leave as provided under the Company’s employee vacation policy as may be amended at the sole discretion of the Company.

5.

Employment Eligibility. You represent that you are legally eligible to work in British Columbia. The duties, as well as the job title referenced above, may be altered at the sole discretion of the Company. You shall work under the direction and supervision of your manager or any other such person as the Company may designate from time to time.

6.

Standards and Devotion. You agree that you shall at all times during the term of this Agreement, faithfully and diligently perform your duties in a professional manner. You agree that while providing services to the Company you will not engage in or become connected with any other business for remuneration or any other non-remunerative work which will interfere with the performance of your

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obligations under this Agreement or which otherwise is or may be against the interests of or in competition with the Company without first obtaining the Company’s CEO’s consent, such consent not to be unreasonably delayed or denied. The Company acknowledges and agrees that you may serve on the Board of Directors of Prescryptive Health, Inc., subject to the terms and conditions of Change Healthcare’s policy on conflicts of interest.

7.

Business Expense Reimbursement. You will be entitled to reimbursement of all reasonable business-related expenses, including business related automobile costs at the designated rate per kilometer, subject to the Company’s approval. Further, when on business travel in the U.S., medical and travel insurance will be provided.

8.

Privacy. The Company shall comply with applicable privacy laws in relation to your employment with the Company. You hereby agree that the disclosure of your personal information may be required as part of the ongoing operations of the Company’s business, as required by law, as part of the Company’s audit process, as part of a potential business or commercial transaction, or as part of the Company’s management of the employment relationship, and you hereby grant your consent as may be required by applicable privacy laws to the use and disclosure of your personal information for those purposes.

9.

Employment Standards Poster. To help ensure that employees understand their rights under the Employment Standards Act, the British Columbia Ministry of Labour has prepared and published a poster entitled “Working in B.C.”, a copy of which may be obtained here https://www2.gov.bc.ca/assets/gov/employment-business-and-economic-development/employment-standards-workplace-safety/employment-standards/factsheets-pdfs/working_in_bc_poster.pdf

10.	Termination of Employment. Your employment may be terminated in the following manner and circumstances:

(a)	by mutual consent;

(b)

by you, by giving the Company at least two (2) weeks of written notice, which, subject to any statutory requirements to the contrary, the Company may waive in whole or in part, in which case any compensation and perks that you enjoy will cease on the day that the Company waived such notice;

(c)

by the Company, without any notice or pay in lieu of notice, if you breach this employment contract or the Company otherwise has just cause to terminate your employment (unless notice or pay in lieu of notice is required by the British Columbia Employment Standards Act, R.S.B.C. 1996, in which case you shall receive only the minimum amount of statutory notice of termination or pay in lieu of such notice (or some combination of the two), benefits coverage continuation (if applicable), and statutory severance pay (if applicable), as is required by the British Columbia Employment Standards Act, R.S.B.C. 1996 (as amended) or,

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(d)

Without Cause. The terms and conditions under the U.S. Executive Severance Guidelines (the “Guidelines”) will govern your entitlements upon termination without cause, with necessary modifications to ensure compliance with British Columbia law. Accordingly, the Company reserves the right to terminate your employment under this Agreement without cause, at any time, for any lawful reason other than a Change in Control, by providing you with the following:

i.	A payment equal to twelve (12) months of your annualized Remuneration which is in effect on the date of termination; and

ii.	Continued coverage on the company’s Canadian medical, dental and prescription drug plans on the same terms as active employees during the twelve (12) month period following your termination.

Notwithstanding the above, if your termination occurs upon a Change in Control (as defined herein), or within twelve (12) months after a Change in Control, you shall also receive:

iii.

The bonus you would have received under the Annual Incentive Plan (“AIP”) in effect at the time of your termination, at one times your full target payout rate for the year in which the termination occurs.

You agree and acknowledge that your entitlement described under Section 10(d)(i), (ii) and (iii) (as applicable) is conditional upon you signing a full and final release in favor of the Company on the form provided by the Company at the time of such termination (“Release”) and within such time period required by the Company.

The Release will, inter alia, provide for a general release of and all claims relating to your hiring by, your employment with, and the termination of your employment by the Company, and shall release the Company from all possible claims through and including the date of execution

If you fail or refuse to sign the Release, you will not be entitled to the payment described under Section 10(d)(i), (ii) and (iii) (if applicable) but instead you will be entitled to only the minimum amount of statutory notice of termination or pay in lieu of such notice (or some combination of the two), benefits coverage continuation, as is required by the British Columbia Employment Standards Act, R.S.B.C. 1996 (as amended), along with any and all other minimum entitlements upon termination which may be required by the British Columbia Employment Standards Act, R.S.B.C. 1996 (as amended), and nothing more. For clarity, in such case, you shall not be entitled to any additional amounts because of the termination of your employment, including pursuant to the “common law”.

For the purposes of Section 10(d)(iii) of the Agreement, “Change in Control” shall have the meaning set forth in the Change Healthcare Inc. US Severance Guidelines.

Since bonus or any other incentive compensation and fringe benefits or outstanding stock options, restricted stock units or other equity grants are intended to reward employees for actual contributions to the performance of the Company and foster retention of employees, they shall not form part of your termination/severance entitlements (except to the extent described above), unless

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that is mandated by the British Columbia Employment Standards Act (as amended) and you shall have no right to claim damages in relation to the cessation of your participation in such plans. Accordingly, upon the termination of your employment (regardless of the reason, and notwithstanding anything in such plans that could be construed otherwise), you will receive only what is mandated by the British Columbia Employment Standards Act (as amended) in relation to such plans, and no more than that. Accordingly, you will cease to be eligible to participate in the Company’s incentive and fringe benefit plans on the later of either (i) the end of any applicable statutory notice period prescribed by the British Columbia Employment Standards Act (as amended) during which participation in such plans must continue, or (ii) as soon as your active employment ends if the Company elects to provide you with any working notice.

11.

Policies. The Company has a number of policies and procedures that apply to employees during the course of their employment. Most of these policies are contained on the Company’s intranet to which you will be provided access. All employees are required to follow the policies and procedures that are in effect. The Company reserves the right to alter the policies and procedures upon reasonable notice to you.

12.

Employment Standards Act. In the event that the minimum standards in the British Columbia Employment Standards Act, R.S.B.C. 1996, as amended from time to time, are more favorable to you, including but not limited to the provisions herein in respect of notice of termination, minimum wage or vacation entitlement than provided for in this Agreement, the provisions of the British Columbia Employment Standards Act shall apply but the Agreement shall remain in force and shall be deemed to be amended only by such increases in the British Columbia Employment Standards Act and nothing more.

13.

Disclosure of Discoveries, Ideas and Inventions. To the extent allowed by applicable law, any new technology, knowledge or information developed by you related to the business of the Company, Change Healthcare, any of Change Healthcare’s subsidiaries and affiliates (collectively “Change Healthcare”) during the term of this Agreement shall be the exclusive property of Change Healthcare to the extent that such technology, knowledge or information is owned by you.

You acknowledge that, to the extent allowed by applicable law, all Confidential Information (as hereinafter defined) and all discoveries, know-how, inventions, ideas, concepts, processes, products, protocols, treatments, methods, tests and improvements, computer programs, or parts thereof, conceived, developed, reduced to practice or otherwise made by you either alone or with others, during the course of employment with the Company pursuant to this Agreement or any previous employment agreements or arrangements between you and the Company, whether or not conceived, developed, reduced to practice or made during your regular working hours or on the premises of the Company (collectively “Inventions”), and any and all services and products which embody, emulate or employ any such Inventions will be the sole property of the Company and all copyrights, patents, patent rights, trademarks, service marks and reproduction rights to, and other proprietary rights in, each such Invention, whether or not patentable or copyrightable, will belong exclusively to the Company. For purposes of the copyright laws of the United States of America, to the extent, if any, that such laws are applicable to any such Invention or any such service or product, it will be considered a work made for hire and the Company will be considered the author thereof.

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You represent and warrant that you do not claim rights in, or otherwise exclude from this Agreement, any Invention except as listed on Exhibit “A” hereto.

You shall disclose promptly to the Company, its successors or assigns, any Inventions.

You hereby assign and agree to assign all your rights, title and interest in the Inventions, to the Company or its nominee.

Whenever requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain patents or copyrights of Canada, the United States or any foreign country or to otherwise protect the Company’s interest in the Inventions and shall assist the Company in every proper way (entirely at the Company’s expense, including reimbursement to you for all expense and loss of income) to obtain such patents and copyrights and to enforce them.

You hereby waive for the benefit of the Company and its successors and assigns any and all moral rights in respect of any Inventions.

Your obligations outlined within “Disclosure of Discoveries, Ideas and Inventions” continue beyond your termination of employment with respect to Inventions authored, conceived or made by you during the entire course of their employment with the Company and shall be binding upon your assigns, executors, administrators and other legal representatives.

14.

Confidential Information. You acknowledge that, by reason of your employment with the Company, you will have access to Confidential Information, as hereinafter defined, of Change Healthcare. “Confidential Information” as used in this Agreement means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof) whether prepared, conceived or developed by an employee or agent of Change Healthcare (including you) or received by Change Healthcare from an outside source which is maintained in confidence by Change Healthcare or any of its customers. Without limiting the generality of the foregoing, Confidential Information, includes information of Change Healthcare’s pertaining to:

(i)

research and development plans or projects, data and reports; computer materials such as programs, instructions, source and object code, and printouts; formulas, inventions, developments and discoveries; product information, including testing information; business improvements and processes; marketing and selling plans; business opportunities, plans (whether pursued or not) and budgets; unpublished financial statements; licenses; pricing, pricing strategy and cost data; information regarding the skills and compensation of employees; the identities of clients and potential clients, customers and potential customers (collectively, “Customers”); the identities of contact persons at Customers; the preferences and needs of Customers; customer contact persons; information regarding sales calls, timing, sales terms, service plans, methods, practices, strategies, forecasts, know-how, and other marketing techniques; the identities of key accounts, potential key accounts; the identities of suppliers and contractors, and all information about those supplier and contractor relationships such as contact person(s), pricing and other terms;

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(ii)

any information relating to the relationship of Change Healthcare with any personnel, suppliers, principals, investors, contacts or prospects of Change Healthcare and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons; and

(iii)	financial information, including Change Healthcare’s costs, financing or debt arrangements, income, profits, salaries or wages; and,

(iv)	personal information related to third parties including, but not limited to, personal health information.

You acknowledge that the Confidential Information is a valuable and unique asset of Change Healthcare’s and that the Confidential Information is and will remain the exclusive property of Change Healthcare.

You agree to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by you or disclosed to you as a result of or in connection with your employment with the Company. You agree that, both during your employment and after the termination of your employment with the Company, you will not disclose any Confidential Information to any person, other than as required to perform your duties under this Agreement, without the prior written authorization of the Company’s President and Chief Executive Officer. The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of yours in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

You understand that Change Healthcare has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which Change Healthcare has agreed to keep confidential. You agree that all such information shall be Confidential Information for the purposes of this Agreement.

You represent and warrant that you have not brought and will not bring with you to the Company, and that you have not used and will not use, while performing your duties for the Company, any materials or documents of a former employer which you are under a duty not to disclose other than Change Healthcare Technologies, LLC. You understand that, while employed by the Company, you shall not breach any obligation or confidence or duty you may have to a former employer and you agree that you will fulfill all such obligations during your employment with the Company.

You represent and warrant that you will not, to the best of your knowledge and belief, use or cause to be incorporated in any of your work product any data software, information, designs, techniques or know-how which you or the Company does not have the right to use.

You agree that documents, copies, records and other property or materials made or received by you that pertain to the business and affairs of Change Healthcare, including all Confidential Information which is in your possession or under your control are the property of Change Healthcare and that you will return same and any copies of same to Change Healthcare immediately upon termination of your employment or at any time upon the request of Change Healthcare.

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You agree that during your employment, you may acquire information regarding the health care records of patients. You agree that this information is Confidential Information and agrees that, except as required by law, you shall keep such information strictly confidential.

Your obligations outlined within “Confidential Information” shall continue beyond your termination of employment.

15.

Non-Competition. During your employment with the Company and for a period of 12 months following your termination of employment from the Company for any reason, you shall not, in the Restricted Area (as defined below), directly or indirectly, own (not including a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company), manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or use or permit your name to be used in connection with, any business or enterprise which competes with the Company in the business of designing, developing and marketing products for the acquisition, management and electronic storage of digital images for diagnostic medical applications. For purposes of this Section and within Section “Non-Solicitation”, below, the “Restricted Area” is Canada and the United States.

16.

Non-Solicitation. During your employment with the Company and for a period of 12 months following your termination of employment from the Company for any reason, you shall not (unless acting as an employee under this Agreement or with the prior written consent of the Company’s President):

(i)

call on, solicit, or endeavor to entice away, either directly or indirectly, any Customers (as defined in “Confidential Information” above) of Change Healthcare’s that you serviced for Change Healthcare (or that any of your subordinates (if there are any subordinates) serviced for Change Healthcare in relation to which you had material contact or Confidential Information); or

(ii)

directly or indirectly, solicit or attempt to solicit, any employee, independent contractor or consultant of Change Healthcare’s to terminate his or her relationship with Change Healthcare in order to become an employee, consultant or independent contractor for any person or entity other than Change Healthcare.

17.

Equitable and Other Relief. You acknowledge and agree that the Sections of this Agreement entitled “Disclosures of Discoveries, Ideas and Inventions”, “Confidential Information”, “Non-Competition” and “Non-Solicitation” shall survive the termination of your employment with the Company for any reason under this Agreement including, but not limited to termination of employment for cause, or without cause, or otherwise.

You acknowledge and agree that the restrictions contained in Sections of this Agreement “Disclosures of Discoveries, Ideas and Inventions”, “Confidential Information”, “Non-Competition” and “Non-Solicitation” are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions, that the business of the Company is international in scope and that any violation of any provision of those Sections could result in irreparable injury to the Company.

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You agree that, in the event you violate any of the restrictions referred to in Sections of this Agreement entitled “Disclosures of Discoveries, Ideas and Inventions”, “Confidential Information”, “Non-Competition” and “Non- Solicitation” the Company shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit.

If any provision of this Agreement is deemed unenforceable or invalid for any reason, you agree that it will be severable from the remainder of this Agreement and, in its application at that time, this Agreement will be construed as though such provision was not contained herein and the remainder will continue in full force and effect and be construed as if this Agreement had been executed without the invalid or unenforceable provision.

You acknowledge and agree that you have obtained independent legal advice concerning this Agreement before signing it, or have had a full, reasonable opportunity to obtain legal advice concerning this Agreement before signing it and have declined to obtain legal advice concerning this Agreement of your own free will and without any influence from anyone at the Company or otherwise.

You should be aware that the Company gathers personal information about you for use in providing you with medical and health benefits, and for assessing and dealing with your employment relationship, including, but not limited to, any possible need to accommodate a disability. The Company also gathers information about you regarding your job abilities and history. Some of this may be publicly available, but most of it is not. We may rely on this information and utilize it in determining your future with the Company. You hereby agree that the Company may gather such personal information and may list your home telephone number, your mobile phone number, your home e mail address and your residential street address in its internal directory; the Company may provide your personal information to external vendors as required and may use your personal information as outlined in applicable Company policies and procedures, in particular as outlined within the Company privacy policy disclosure.

Kindly signify your acceptance of the terms and conditions under which the Company is offering you employment by signing and dating the duplicate copy of this letter and returning same to me prior to that date.

Best regards,

/s/ Neil de Crescenzo

Neil de Crescenzo
President and Chief Executive Officer

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I have read, understand, and agree with the foregoing and all of the enclosures. I accept transfer of employment to Change Healthcare Canada Company on the terms and conditions described above and in the enclosures to this Agreement. I HEREBY ACCEPT EMPLOYMENT ON THE TERMS AND CONDITIONS OUTLINED HEREIN.

Signature:	/s/ Roderick O’Reilly	Date: December 22, 2020
Roderick O’Reilly

Exhibit “A”: Disclosure of Discoveries, Inventions, and Ideas

List of Excluded Inventions

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